Registration No. 33-47672
                                                               Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED AUGUST 12, 1992

                Merrill Lynch Mortgage Investors, Inc., Seller
          PrimeFirst(Registered Trademark) Adjustable Rate Mortgage
                Senior/Subordinate Pass-Through Certificates,
                Series 1992F, Class A-1, A-2 and A-3 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
    _________________________________________________________________

     On August 20, 1992, the PrimeFirst(Registered Trademark) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1992F, Class A-1, A-2 and A-3 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $282,452,000. The Class A Certificates represented beneficial interests of approximately 92.00% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of August 1, 1992 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its PrimeFirst(Registered Trademark) Mortgage Program-- Delinquency and Loan Loss Experience" on pages S-24 and S-25 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)
                                      December 31, 1996              December 31, 1995              December 31, 1994
         			 --------------------------    ----------------------------    -------------------------
                                  Number of                                                     Number of
                                 PrimeFirst       Principal        Number of      Principal    PrimeFirst      Principal
                                   Loans            Amount     PrimeFirst Loans    Amount        Loans           Amount
				 -----------      ---------    ----------------   ---------    ----------      ---------
PrimeFirst Loans
  Outstanding . . . . . . . .       11,054       $4,331,131           8,272      $3,536,761       7,615        $3,351,328
Delinquency Period
  30-59 Days  . . . . . . . .          180       $   84,297             127      $   56,370         121        $   86,279
  60-89 Days  . . . . . . . .           19            6,583              13           7,917          20            18,152
  90 Days or More*  . . . . .           29           27,590              44          45,749          17            19,257
				    ------       ----------           -----      ----------       -----        ----------
     Total Delinquency  . . .          228          118,470             184      $  110,036         158        $  123,688
				    ======       ==========           =====      ==========       =====        ==========
Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         2.06%            2.74%           2.22%           3.11%       2.07%             3.69%

Foreclosures  . . . . . . . .           29       $   39,100              28      $   38,209          18        $   15,637
Foreclosures as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         0.26%            0.90%           0.34%           1.11%       0.24%             0.47%




_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                Year Ended        Year Ended          Year Ended
                                             December 31, 1996 December 31, 1995   December 31, 1994
 					     ----------------- -----------------   -----------------
Average Principal Balance of PrimeFirst
  Loan Portfolio . . . . . . . . . . . . .      $3,933,946        $3,444,045            $2,807,875
Average Number of PrimeFirst Loans
  Outstanding
  During the Period . . . . . . . . . . . .          9,663             7,944                 6,287

Gross Charge-offs . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
Recoveries  . . . . . . . . . . . . . . . .              0                 0                     0
						----------        ----------            ----------
Net Charge-offs . . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
						==========        ==========            ==========
Net Charge-offs as a percent of Average
  Principal Balance Outstanding . . . . . .           0.16%             0.05%                 0.02%


     Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages S-18 and S-21, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 1996, the Mortgage Loan Balances and margins of the Mortgage Loans:



           MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1996


                                                                                                     % of Mortgage
                  Range of                          Number of                                          Pool by
             Principal Balances                  Mortgage Loans       Principal Balance           Principal Balance
-------------------------------------------      --------------     --------------------         -------------------
$    0.00-     49,999.99  . . . . . . . . .              6              $166,280.77                       0.13%
$    55,000.00-     59,999.99 . . . . . . .              3               172,583.43                       0.13
$    60,000.00-     74,999.99 . . . . . . .              4               283,905.05                       0.22
$    75,000.00-     99,999.99 . . . . . . .              9               813,121.50                       0.62
$    100,000.00-    149,999.99  . . . . . .             33             4,155,334.67                       3.16
$    150,000.00-    199,999.99  . . . . . .             37             6,644,358.07                       5.05
$    200,000.00-    249,999.99  . . . . . .             50            10,811,455.37                       8.20
$    250,000.00-    299,999.99  . . . . . .             31             8,578,905.42                       6.52
$    300,000.00-    349,999.99  . . . . . .             33            10,421,013.33                       7.92
$    350,000.00-    399,999.99  . . . . . .             17             6,466,103.41                       4.91
$    400,000.00-    449,999.99  . . . . . .             20             8,312,085.06                       6.32
$    450,000.00-    499,999.99  . . . . . .             13             6,198,208.58                       4.71
$    500,000.00-    549,999.99  . . . . . .             13             6,805,659.07                       5.17
$    550,000.00-    599,999.99  . . . . . .              8             4,572,642.00                       3.47
$    600,000.00-    649,999.99  . . . . . .              8             4,973,963.93                       3.78
$    650,000.00-    699,999.99  . . . . . .              5             3,417,251.68                       2.60
$    700,000.00-    749,999.99  . . . . . .              6             4,344,130.25                       3.30
$    750,000.00-    799,999.99  . . . . . .              2             1,559,404.80                       1.18
$    800,000.00-    849,999.99  . . . . . .              2             1,624,031.93                       1.23
$    850,000.00-    899,999.99  . . . . . .              4             3,535,758.49                       2.69
$    900,000.00-    949,999.99  . . . . . .              5             4,623,856.51                       3.51
$    950,000.00-    999,999.99  . . . . . .              3             2,974,909.79                       2.26
$    1,000,000.00-  1,099,999.99  . . . . .              2             2,059,662.63                       1.57
$    1,100,000.00-  1,199,999.99  . . . . .              1             1,170,000.00                       0.89
$    1,200,000.00-  1,299,999.99  . . . . .              4             4,928,801.53                       3.75
$    1,300,000.00-  1,399,999.99  . . . . .              2             2,712,000.00                       2.06
$    1,400,000.00-  1,499,999.99  . . . . .              3             4,249,801.37                       3.23
$    1,700,000.00-  1,799,999.99  . . . . .              1             1,749,228.55                       1.33
$    1,900,000.00-  1,999,999.99  . . . . .              1             1,949,999.75                       1.48
$    2,000,000.00-  2,099,999.99  . . . . .              1             2,000,000.00                       1.52
$    2,100,000.00-  2,199,999.99  . . . . .              2             4,325,183.36                       3.29
$    2,400,000.00-  2,499,999.99  . . . . .              1             2,499,281.00                       1.90
$    2,500,000.00-  2,599,999.99  . . . . .              1             2,500,000.00                       1.90
                                                 --------------    -------------------           -----------------
                    TOTALS  . . . . . . . .            331          $131,598,921.30                     100.00%
                                                 ==============    ===================           =================


                   RANGE OF MARGINS AS OF DECEMBER 31, 1996

                                                                                    % of Mortgage
                                  Number of                                            Pool by
      Margin/(1)/              Mortgage Loans          Principal Balance          Principal Balance
----------------------         --------------       ----------------------       ---------------------
    -0.250%                          26                $ 35,618,397.19                 27.07%
    -0.125%                          35                  23,896,089.26                 18.16
     0.000%                         127                  47,014,723.75                 35.72
     0.250%                         100                  19,922,478.32                 15.14
     0.500%                          43                   5,147,232.78                  3.91
				   ----                ---------------                -------
             TOTALS                 331                $131,598,921.30                100.00%
				   ====                ===============                =======

________________________
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed either 15.00% or 18.00% per annum, as applicable.
                             ____________________

                The date of this Supplement is March 31, 1997.